WORLDWIDE HEALTH SCIENCES PORTFOLIO

INVESTMENT ADVISORY AGREEMENT

	AGREEMENT made as of this 1st day of July, 2016, between Worldwide Health Sciences Portfolio, a Massachusetts business trust (the "Trust"), and Eaton Vance Management, a
Massachusetts business trust (the "Adviser").

	1.	Duties of the Adviser.  The Trust hereby employs
the Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Trust and to administer its affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

	The Adviser hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of the Adviser's organization in the choice of investments and in the purchase and sale of securities for the Trust and to furnish for the use of the Trust office space and all necessary office facilities, equipment and personnel for servicing the investments of the Trust and for administering its affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Adviser's organization and all personnel of the Adviser performing services relating to research and investment activities. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

	The Adviser shall provide the Trust with such investment management and supervision as the Trust may from time to time consider necessary for the proper supervision of the Trust's investments. As investment adviser to the Trust, the Adviser shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Trust's assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Trust under the Investment Company Act of 1940, as amended (the "1940
Act"), all as from time to time amended. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Trust and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Trust, all actions which it deems necessary or desirable to implement the investment policies of the Trust.

	The Adviser shall place all orders for the purchase or sale of portfolio securities for the account of the Trust either directly with the issuer or with brokers or dealers selected by the Adviser, and to that end the Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Trust as to deliveries of securities and payments of cash for the account of the Trust. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall adhere to procedures adopted by the Board of Trustees of the Trust.

       2.	Compensation of the Adviser.  For the services,
payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Trust the compensation described on Appendix A. The Adviser may, from time to time, waive all or a part of the above compensation to which it is entitled hereunder.

	3.	Allocation of Charges and Expenses.  It is
understood that the Trust will pay all expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Trust shall include, without implied limitation, (i) expenses of maintaining the Trust and continuing its existence, (ii) registration of the Trust under the 1940 Act, (iii) commissions, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments, (iv) auditing, accounting and legal expenses, (v) taxes and interest, (vi) governmental fees, (vii) expenses of issue, sale, and redemption of Interests in the Trust, (viii) expenses of registering and qualifying the Trust and Interests in the Trust under federal and state securities laws and of preparing and printing registration statements or other offering statements or memoranda for such purposes and for distributing the same to Holders and investors, and fees and expenses of registering and maintaining registrations of the Trust and of the Trust's placement agent as broker-dealer or agent under state securities laws, (ix) expenses of reports and notices to Holders and of meetings of Holders and proxy solicitations therefor,
(x) expenses of reports to governmental officers and commissions,
(xi) insurance expenses, (xii) association membership dues, (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Trust (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values, book capital account balances and tax capital account balances), (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, Holder servicing agents and registrars for all services to the Trust, (xv) expenses for servicing the account of Holders, (xvi) any direct charges to Holders approved by the Trustees of the Trust, (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser's organization, and (xviii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and Holders with respect thereto.

	4.	Other Interests.  It is understood that Trustees
and officers of the Trust and Holders of Interests in the Trust are or may be or become interested in the Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Adviser are or may be or become similarly interested in the Trust, and that the Adviser may be or become interested in the Trust as a Holder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) which the Adviser may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words "Eaton
Vance" or "Boston Management and Research" or any combination thereof as part of their name, and that the Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

	5.	Limitation of Liability of the Adviser.  The services
of the Adviser to the Trust are not to be deemed to be exclusive, the Adviser being free to render services to others and engage in other business activities. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any Holder of Interests in the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses which may be sustained in the acquisition, holding or disposition of any security or other investment.

	The Trust expressly acknowledges the provision in the Declaration of Trust of the Adviser limiting the personal liability of the Trustees of the Adviser and the shareholders of the Adviser, and the Trust hereby agrees that it shall have recourse to the Adviser for payment of claims or obligations as between the Adviser and the Trust arising out of this Agreement and shall not seek satisfaction from the Trustees or shareholders or any Trustee of the Adviser.

	6.	Sub-Investment Advisers.  The Adviser may
employ one or more sub-investment advisers from time to time to perform such of the acts and services of the Adviser, including the selection of brokers or dealers to execute the Trust's portfolio security transactions, and upon such terms and conditions as may be agreed upon between the Adviser and such investment adviser and approved by the Trustees of the Trust, all as permitted by the 1940 Act. Each such sub-investment adviser's performance of its obligation under any such agreement shall be supervised by Eaton Vance. Further, Eaton Vance may, with the approval of the Trustees of the Trust and without the vote of any Interests in the Trust, terminate any agreement with any sub-investment adviser and/or enter into an agreement with one or more other sub-investment advisers, all as permitted by the 1940 Act and the rules hereunder.
In the event a sub-adviser or sub-administrator is employed, Eaton Vance retains the authority to immediately assume responsibility for any functions delegated to a sub-adviser or sub-administrator, subject to approval by the Board and notice to the sub-adviser or sub-administrator.

	7.	Duration and Termination of this Agreement.
This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval.

	Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustees of the Adviser, as the case may be, and the Trust may, at any time upon such written notice to the Adviser, terminate this Agreement by vote of a majority of the outstanding voting securities of the Trust. This Agreement shall terminate automatically in the event of its assignment.

	8.	Amendments of the Agreement.  This Agreement
may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required by the 1940 Act, by vote of a majority of the outstanding voting securities of the Trust.

	9.	Limitation of Liability.  The Adviser expressly
acknowledges the provisions in the Declaration of Trust of the Trust limiting the personal liability of the Trustees and officers of the Trust, and the Adviser hereby agrees that it shall have recourse to the Trust for payment of claims or obligations as between the Trust and the Adviser arising out of this Agreement and shall not seek satisfaction from any Trustee or officer of the Trust.

	10.	Certain Definitions.  The terms "assignment" and
"interested persons" when used herein shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. The term "vote of a majority of the outstanding voting securities" shall mean the vote, at a meeting of Holders, of the lesser of (a) 67 per centum or more of the Interests in the Trust present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding Interests in the Trust are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding Interests in the Trust. The terms "Holders" and "Interests" when used herein shall have the respective meanings specified in the Declaration of Trust of the Trust.

[Signature page follows]



	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


	WORLDWIDE HEALTH SCIENCES PORTFOLIO


						By:
	/s/ James F. Kirchner

	James F. Kirchner

	Treasurer


EATON VANCE MANAGEMENT


						By:
	/s/ Maureen A. Gemma

	Maureen A. Gemma

	Vice President



APPENDIX A

For the services, payments and facilities furnished by the Adviser under this Agreement, the Adviser is entitled to receive from the Trust a fee computed daily and payable monthly equal to the following asset-based fee as adjusted by the performance-based adjustment set forth below:

Asset-based fee:

Average Daily Net Assets 	Annual Fee Rate
Up to $500 million	0.775%
$500 million but less than $1 billion	0.690%
$1 billion but less than $1.5 billion	0.620%
$1.5 billion but less than $2 billion	0.560%
$2 billion but less than $2.5 billion	0.500%
$2.5 billion and over	0.480%



The Trust's net asset value shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust.

Performance-based adjustment: The asset-based fee is subject to upward or downward adjustment depending upon whether, and to what extent, the investment performance of the Trust differs by at least one percentage point from the record of the MSCI World Health Care Index ("Index Return") over the same period. Each percentage point difference is multiplied by a performance adjustment rate of 0.015%. The maximum adjustment plus/minus is 0.15%. One twelfth (1/12) of this adjustment is applied each month to the average daily net assets of the Trust over the entire performance period. This adjustment shall be based on a rolling period of up to and including the most recent 36 months ("Performance Adjustment Period") or such shorter period as may be required by the 1940 Act or the rules thereunder or applicable guidance of the Securities and Exchange Commission. Trust performance shall be total return as computed under Rule 482 under the Securities Act of 1933.

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